PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to Prospectus Dated May 14, 2007)	File No. 333-140934

Southwest Casino Corporation
12,663,389 Shares
Of
Common Stock

This Prospectus Supplement No. 4 to Form SB-2 supplements the prospectus dated May 14, 2007 relating to the 12,663,389 shares of common stock of Southwest Casino Corporation that may be offered for sale for the account of several stockholders of Southwest Casino Corporation, their respective pledgees, assignees or successors-in-interest, as stated under the heading “Plan of Distribution” in the original prospectus.

This Prospectus Supplement No. 4 is being filed to update the original prospectus with respect to developments in Southwest Casino Corporation’s business that have occurred since the date of the original prospectus and to include in the prospectus Southwest Casino Corporation’s Current Report on Form 8-K filed March 13, 2008.  This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus, as previously supplemented.  This Prospectus Supplement No. 4 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 4 supersedes the information contained in the original prospectus as previously supplemented.

Recent Developments

Attached to this Prospectus Supplement No. 4 and incorporated by reference in it is the Current Report on Form 8-K of Southwest Casino Corporation filed with the Securities and Exchange Commission on March 13, 2008.

The common stock offered involves a high degree of risk.  We refer you to “Risk Factors,” beginning on page 3 of the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is March 13, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             March 7, 2008

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN	55425
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 7, 2008, Southwest Casino and Hotel Corp. (“Southwest Casino & Hotel”), a wholly owned subsidiary of Southwest Casino Corporation, entered into a series of eight promissory notes with Crown Bank of Minneapolis, Minnesota.  Under the promissory notes, Crown Bank loaned Southwest Casino & Hotel an aggregate $1.55 million.  Each of the Notes accrues interest at a floating rate of prime plus 1.5 percent (currently 7.5%), with a minimum interest rate of 7.0 percent.  Under the Notes, Southwest Casino & Hotel will make monthly payments of interest only from April 11, 2008 to January 11, 2009.  Beginning February 11, 2009, Southwest Casino & Hotel will repay the outstanding principal balance and accrued interest in 12 equal monthly installments with the final payment due January 11, 2010.  Southwest Casino & Hotel may prepay any outstanding amounts under the Notes at any time without premium or penalty.

Each of the eight promissory notes is co-signed by a shareholder of Southwest Casino Corporation.  Each of these co-signers is fully obligated to Crown Bank and individually liable for the principal amount and any accrued and unpaid interest and costs outstanding under the co-signed note.  As a condition to entering into the Notes, Crown Bank required each of James Druck, Chief Executive Officer, Thomas Fox, President and Chief Operating Officer, and Jeffrey Halpern, Vice President of Government Affairs of Southwest Casino Corporation to increase their previously existing $150,000 personal guarantees of Southwest Casino & Hotel’s outstanding $450,000 line of credit to $250,000 and extend those guarantees to cover both the line of credit and the eight promissory notes through their respective repayment terms.

The promissory notes contain customary events of default, including, without limitation, payment defaults, insolvency or bankruptcy, death or incompetency of a co-signer, business termination, misrepresentation, monetary judgment defaults and other material changes.

In consideration of co-signing the promissory notes, on March 10, 2008 Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 2,300,000 shares of its common stock at an exercise price of $0.39 per share to the shareholder co-signers.  Each co-signer received a warrant to purchase one share of Southwest Casino Corporation common stock for each $1.00 in principal amount of the promissory note co-signed by that shareholder.  In consideration of the increase in the amount and extension of the term of their respective guarantees, Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase one share of Southwest Casino Corporation common stock for each $1.00 of guarantee, or 250,000 shares.  The $0.39 per share exercise price of these warrants represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 5 trading days preceding the closing of the loan.  Warrant holders also received the right to have the shares of Southwest Casino Corporation common stock purchasable upon exercise of their warrants included in any registration statement that Southwest Casino Corporation may file in the future (“piggy-back rights”) under the terms of a separate Registration Rights Agreement.

In further consideration of co-signing the promissory notes, Southwest Casino Corporation also entered into a Pledge Agreement with the co-signers and guarantors under which it pledged its shares of Southwest Casino and Hotel Corp. to the co-signers and guarantors to secure any liabilities or obligations they may occur under the promissory notes.  The co-signers’ and guarantors’ right to recovery under the Pledge Agreement is limited to the actual costs paid by the co-signers or guarantors and subject to a prior security interest in the membership interests of North Metro Harness Initiative, LLC owned by Southwest Casino & Hotel, as well as the terms of the North Metro Harness Initiative, LLC Member Control Agreement.

Southwest Casino Corporation, the co-signers, and Messrs. Druck, Fox and Halpern also entered into a Contribution Agreement dated March 7, 2008.  Under the Contribution Agreement, Southwest Casino

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Corporation agreed to reimburse to any co-signer or guarantor any amount paid in connection with the promissory notes for reason other than Southwest’s inability to pay.  If Southwest is unable to repay the notes, each of the co-signers and Mr. Druck, Mr. Fox and Mr. Halpern agreed in the Contribution Agreement to indemnify each other so that any payments made by co-signers or guarantors will be made in proportion to the original principal amount of the promissory note co-signed or personal guarantee given to the total amount of all promissory notes and loan guarantees.

Southwest Casino & Hotel intends to use the proceeds from the loan transaction for general working capital, including additional membership contributions to North Metro Harness Initiative, LLC if required under the terms of the construction financing for that facility or agreed to between the members of North Metro Harness Initiative.  Southwest has reserved from the proceeds of the loan $97,000, which Southwest estimates based on the current interest rate is the amount of the interest-only payments due under the notes through January 11, 2009, to make those interest payments.

The descriptions of the Promissory Notes, Pledge Agreement, Contribution Agreement, Personal Guaranties of Mr. Druck, Mr. Fox and Mr. Halpern, the Warrants and the Registration Rights Agreement above are qualified in their entirety by reference to the Form of Promissory Note, Pledge Agreement, Contribution Agreement, form of Personal Guaranty by Mr. Druck, Mr. Fox and Mr. Halpern, form of Warrant and form of Registration Rights Agreement filed as Exhibits 10.1, 10.2, 10.3, 10.4, 4.1 and 4.2 respectively, to this Current Report on Form 8-K and are incorporated in this Form 8-K by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure under Item 1.01 of this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

See the disclosure under Item 1.01 of this Current Report on Form 8-K.

The warrants issued to the shareholders who co-signed the promissory notes totaling $1.55 million described above under Item 1.01 of this Current Report on Form 8-K were issued by Southwest Casino Corporation in reliance upon exemptions from the registration requirements under the Securities Act of 1933, as amended, including Regulation D and Section 4(2), and applicable state securities laws.  With regard to the reliance upon the exemptions under Regulation D and Section 4(2) under the Securities Act, Southwest Casino Corporation made certain inquiries of the shareholder guarantors to establish that the issuance of the warrants qualified for these exemptions from the registration requirements. No underwriting commissions or discounts were paid with respect to the issuance of the Warrants.

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Item 9.01               Financial Statements and Exhibits

(c)   Exhibits.

Exhibit No.	Description	Method of Filing
4.1	Form of Warrant issued March 10, 2008 issued by Southwest Casino Corporation	Filed herewith

4.2	Form of Registration Rights Agreement dated March 10, 2008 between Southwest Casino Corporation and warrantholders	Filed herewith

10.1	Form of Promissory Note among Southwest Casino & Hotel Corp., Crown Bank N.A. and co-signers entered into March 7, 2008.	Filed herewith

10.2	Contribution Agreement among Southwest Casino & Hotel Corp., co-signers and guarantors dated March 7, 2008.	Filed herewith

10.3	Stock Pledge Agreement dated March 7, 2008 among Southwest Casino Corporation, co-signers and guarantors.	Filed herewith

10.4	Form of Amended and Restated Personal Guaranty by James Druck, Thomas Fox and Jeffrey Halpern, officers of Southwest Casino Corporation, dated March 7, 2008 for the benefit of Crown Bank	Filed herewith

*              Pursuant to Item 601(b)(2) of Regulation S-B, the registrant agrees to furnish, supplementally, a copy of any exhibit or schedule omitted from any as filed exhibit to this report to the Securities and Exchange Commission upon request.

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: March 13, 2008

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Title:	President

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SOUTHWEST CASINO CORPORATION

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Form of Warrant issued March 10, 2008 issued by Southwest Casino Corporation	Filed herewith

4.2	Form of Registration Rights Agreement dated March 10, 2008 between Southwest Casino Corporation and warrantholders	Filed herewith

10.1	Form of Promissory Note among Southwest Casino & Hotel Corp., Crown Bank N.A. and co-signers entered into March 7, 2008.	Filed herewith

10.2	Contribution Agreement among Southwest Casino & Hotel Corp., co-signers and guarantors dated March 7, 2008.	Filed herewith

10.3	Stock Pledge Agreement dated March 7, 2008 among Southwest Casino Corporation, co-signers and guarantors.	Filed herewith

10.4	Form of Amended and Restated Personal Guaranty by James Druck, Thomas Fox and Jeffrey Halpern, officers of Southwest Casino Corporation, dated March 7, 2008 for the benefit of Crown Bank	Filed herewith

*                                         Pursuant to Item 601(b)(2) of Regulation S-B, the registrant agrees to furnish, supplementally, a copy of any exhibit or schedule omitted from any as filed exhibit to this report to the Securities and Exchange Commission upon request.

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Exhibit 4.1

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK PURCHASED UPON EXERCISE OF THIS WARRANT MAY BE TRANSFERRED WITHOUT (I) THE OPINION OF COUNSEL SATISFACTORY TO SOUTHWEST CASINO CORPORATION THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933 AND APPLICABLE STATE LAW; OR (II) SUCH REGISTRATION.  IN ADDITION, THE UNDERLYING SHARES OF COMMON STOCK ARE SUBJECT TO RESTRICTION AND RIGHTS OF REDEMPTION CONTAINED IN THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

SOUTHWEST CASINO CORPORATION

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Void after 4:00 p.m., Minneapolis, Minnesota time on March 9, 2013

This warrant (“Warrant”) certifies that                                                          (“Holder”), is entitled to purchase, subject to fulfillment of the terms and conditions in this Warrant (including, to the extent required, the approval of all state and federal regulatory authorities having jurisdiction over Southwest Casino Corporation (the “Company”)), from the Company at any time before 4:00 p.m. Minneapolis time on March 9, 2013 (the “Exercise Period”),                                      shares of Common Stock of the Company (“Common Stock”) at the purchase price of $0.39 per share.  The number of shares of Common Stock Holder will receive upon exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as stated in this Warrant. The shares of Common Stock deliverable upon exercise of this Warrant are sometimes referred to as “Warrant Shares” and the purchase price of each share of Common Stock under this Warrant is sometimes referred to as the “Exercise Price.”  The term “Warrant” as used in this Warrant includes any warrants issued in exchange for, substitution for, and replacement of this Warrant or into which this Warrant may be divided or exchanged.

Section 1.                                          Exercise of Warrant.  Subject to the provisions of this Warrant (including, but not limited to, the approval of all state and federal regulatory authorities that have jurisdiction over the Company), this Warrant may be exercised at any time by the presentation and surrender to the Company of this Warrant with (1) the Purchase Form attached as Exhibit A, duly executed by the Holder, and (2) payment, in cash, by wire transfer to an account of the Company, or by certified or official bank check payable to the order of the Company, of the Exercise Price payable for the Warrant Shares being purchased (payment must include all applicable federal and state taxes).  If the Holder purchases less than all of the Warrant Shares, the Company will execute and deliver to the Holder a new Warrant evidencing the right of the Holder to purchase the balance of the shares purchasable under the Warrant Shares on the terms provided in this Warrant.

As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, the Company will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates representing the number of Warrant Shares purchased.  The Company may require that the certificate or certificates contain a legend substantially as follows:

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“The securities represented by this certificate (i) have not been registered under the Securities Act of 1933, as amended, or any state securities laws; (ii) may not be sold, offered for sale, or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under the applicable state securities laws, or an opinion of counsel for the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under the applicable state securities laws; and (iii) a holder of the securities will be required to comply with all federal and state rules and regulations regarding gaming operations applicable to the Company and its subsidiaries and may be required to sell the securities to the Company or otherwise dispose of the securities if continued ownership of the securities by the holder may result in a violation of applicable rules or regulations or the disapproval, modification, loss or non-renewal of any contract or license or other consent or approval related to the gaming operations of the Company or any subsidiary of the Company.”

Section 2.                                          Reservation of Shares.  The Company agrees that, at all times until the expiration of this Warrant, it will reserve for issuance and delivery upon exercise of this Warrant the number of shares of its Common Stock required for issuance or delivery upon exercise of this Warrant.

Section 3.                                          Assignment or Loss of Warrant.  This Warrant is issued subject to the following terms, conditions, and limitations:

3.1                               Assignment/Transfer of Warrant.  This Warrant is not assignable or transferable unless accompanied by a favorable opinion of counsel satisfactory to the Company, as stated in Section 6 of this Warrant; except that it may be transferred according to the terms of the will of the Holder, or the law of intestate succession, upon the death of the Holder.  Any assignment must be made by surrender of this Warrant to the Company with a Form of Assignment acceptable to the Company and duly executed and with funds sufficient to pay any transfer tax; whereupon the Company, without charge, will execute and deliver a new warrant in the name of the assignee named in the instrument of assignment and this Warrant will be promptly canceled.

3.2                               Loss of Warrant.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant if mutilated, the Company will execute and deliver a new Warrant of like tenor and date to the Holder or such Holder’s designee.

Section 4.                                          Rights of the Holder.  The Holder, by virtue of this Warrant, is not entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent stated in this Warrant.

Section 5.                                          Registration Rights.  The shares of Common Stock issuable upon exercise of this Warrant are subject to the registration rights stated in the separate Registration Rights Agreement between the Company and the Holder dated the same date as this Warrant.

Section 6.                                          Anti-Dilution Provisions.

6.1                               Issuance of Dividends and/or Stock Splits.  If, before this Warrant is exercised or expires, the Company declares and issues any shares of its Common Stock as a stock dividend or subdivides the number of outstanding shares of its Common Stock into a greater number of shares, the

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then applicable Exercise Price will be proportionately reduced and the number of shares then purchasable under this Warrant will be proportionately increased.  Conversely, if the Company reduces the number of outstanding shares of Common Stock by combining shares into a smaller number of shares (e.g. reverse stock split), the then applicable Exercise Price will be proportionately increased and the number of shares of Common Stock then purchasable under this Warrant will be proportionately decreased.  Any dividend paid or distributed upon the Common Stock in securities convertible into shares of Common Stock will be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the conversion of such convertible security.

6.2                               Fractional Shares.  No fractional shares or script representing fractional shares of Common Stock will be issued upon the exercise of this Warrant.  With respect to any fraction of a share called for upon any exercise of this Warrant, the Company will pay to the Holder an amount in cash equal to that fraction multiplied by the market value of a full share of Common Stock on the day of exercise, as determined in good faith by the Company.

6.3                               Reclassification, Reorganization or Merger.  In case of any reclassification, capital reorganization, or other change of outstanding shares of Common Stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of Common Stock by way of dividend or other distribution or of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance of all or substantially all of the assets of the Company to another corporation, the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon that reclassification, capital reorganization, or other change, consolidation, merger, sale or conveyance as may be issued or payable with respect to or in exchange for the number of shares of Common Stock of the Company purchasable upon the exercise of this Warrant had that recapitalization, capital reorganization, or other change, consolidation, merger, sale or conveyance not taken place.  Any such provisions shall include provision for adjustments, which shall be as nearly equivalent, as may be practicable to the adjustments provided for in this Warrant.  The foregoing provisions of this Section 5 will similarly apply to successive reclassifications, capital reorganizations, changes of shares of Common Stock, and to successive consolidations, mergers, sales or conveyances.

Section 7.                                          Transfer to Comply With the Securities Act.  This Warrant and the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may not be transferred without (i) the opinion of counsel satisfactory to the Company that such transfer may lawfully be made without registration under the Federal Securities Act of 1933, as amended (the “Securities Act”), and applicable state law; or (ii) such registration.  Each certificate representing Warrant Shares or other securities issued upon exercise of this Warrant may bear a legend substantially as set forth in Section 1 above.

Section 8.                                          Representations and Warranties of Holder.  The Holder represents and warrants to the Company the following:

8.1                               Holder is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”).

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8.2                               As a sophisticated investor, the Holder has such knowledge and experience in financial business matters that the Holder is capable of evaluating the merits and risks of the prospective investment in the Warrant and the Warrant Shares.

8.3                               The Holder recognizes that an investment in the Warrant and the Warrant Shares of Common Stock involves a high degree of risk, that transferability and resale is restricted and that the Holder could sustain a loss of Holder’s entire investment the Warrant and the Warrant Shares.

8.4          In connection with the acquisition of the Warrant, the Holder represents and warrants that the Holder intends to acquire the Warrant and the Warrant Shares for investment purposes and not with a view to or for resale in connection with any distribution of the Warrant or the Warrant Shares, and agrees that the Holder will not sell or assign the Warrant or the Warrant Shares without registration under all applicable securities laws or appropriate exemption from applicable registration requirements.  The Holder understands and acknowledges that neither the Warrant nor the Warrant Shares have been registered under the Securities Act nor applicable state securities laws and therefore will not be freely transferable.  The Holder also understands and acknowledges that the Company is under no obligation to register the Warrant or the Warrant Shares.

Section 9.                                          Survival of Representations and Warranties.  The representations and warranties set forth in Section 6 above will survive the exercise of the Warrant.

Section 10.                                   Applicable Law.  This Warrant is governed by and must be construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, this Warrant has been duly executed by the undersigned as of March 10, 2008.

SOUTHWEST CASINO CORPORATION

By:
Its:

Accepted and agreed to:

Holder

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EXHIBIT A

PURCHASE FORM

To be signed upon exercise of Warrant.

The undersigned, the Holder of the attached Warrant (the “Warrant”), irrevocably elects to exercise the purchase right represented by the Warrant for, and to purchase under the Warrant,                              of the shares of Common Stock of Southwest Casino Corporation (the “Company”) to which the Warrant relates and makes payment of $                                                 ($                   per share) for those shares in cash or by certified check, which payment is included with this Purchase Form.  The undersigned requests that a certificate representing the shares purchased be delivered to the undersigned at the address stated below:

(a)           The shares of common stock purchasable upon exercise of the attached Warrant (the “Warrant Shares”) have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state securities laws and are being issued by the Company under exemptions from such registration requirements.  Neither the Securities and Exchange Commission nor any state securities division has made an independent determination that the Securities are exempt from registration.  Any representation to the contrary is a criminal offense.

(b)           The Warrant Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Company’s Articles of Incorporation and Bylaws, the Act and the applicable state laws, pursuant to registration or exemption therefrom, and, if applicable, upon receipt of the prior written approval of the Colorado Limited Gaming Control Commission, South Dakota Commission on Gaming and such other state regulatory authorities as may have jurisdiction.

(c)           The undersigned Holder represents, warrants, and agrees that (i) the Company has made no representations as to the value of the Warrant Shares; (ii) the Holder has been provided with the opportunity to ask such information of the Company’s management and to obtain such information regarding the Company, its business and affairs as the Holder deems necessary or appropriate in determining to accept the Securities under the terms and conditions of this Agreement; (iii) the Holder is accepting the Warrant Shares for Holder’s own account, for long-term investment and without the intention of reselling or redistributing the Warrant Shares, (iv) the Company has no obligation to register the Warrant Shares; and (v) any transfer of the Warrant Shares is restricted by applicable state and federal securities laws and will be further restricted by a restrictive legend placed on the certificate(s) representing the Warrant Shares.

Dated:

(Signature)

Address:

A-1

EXHIBIT 4.2

REGISTRATION RIGHTS AGREEMENT

SOUTHWEST CASINO CORPORATION, a Minnesota corporation (“Southwest”), and                                                                                                  (“Investor”) enter into this Registration Rights Agreement (“Agreement”) effective March 10, 2008 (Investor and each other Investor listed on Schedule 1 to this Agreement are referred to collectively as the “Investors”).

BACKGROUND

A.            Southwest and Investor have entered into a Subscription Agreement and Letter of Investment Intent (the “Subscription Agreement”), under which Investor has subscribed to purchase warrants (the “Warrants”) to acquire shares of Southwest common stock, par value $0.001 (the “Common Stock”) by co-signing with Southwest a promissory note for a bank loan to Southwest.

B.            As a condition to the obligations of the Investors under the Subscription Agreement, Southwest has agreed to grant the registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants on the terms and conditions stated in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Southwest and the Holders hereby agree as follows.

Section 1.              Definitions. The following terms have the following meanings in this Agreement:

1.1           “Holders” means the (a) the Investors, each of whom is a party to this Agreement, and (b) any subsequent legal or beneficial owner of the Warrants or shares of Common Stock issued upon exercise of the Warrants, who has become a party to this Agreement in accordance with Section 11.9 of this Agreement.

1.2           “Person” means an individual, partnership, limited partnership, corporation, business trust, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture or other entity of whatever nature.

1.3           “Registrable Common” means (a) any shares of Common Stock issued or issuable upon exercise of the Warrants, and (b) any share of Common Stock issued as a dividend, stock split, reclassification, recapitalization or other distribution with respect to or in exchange for or replacement of the Warrants or any shares of Common Stock issuable upon exercise of the Warrants.  Registrable Common does not include shares of Common Stock (x) that have been effectively registered under the Securities Act and sold by a Holder in accordance with that registration, (y) that have been sold by a Holder under Rule 144, or (z) for which registration under the Securities Act is no longer required for the immediate public distribution of as a result of the provisions of Rule 144.

1.4           “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of that registration statement.

1.5           “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as the rule may be amended from time to time, or any successor to Rule 144.

1.6           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time under the Securities Act.

Section 2.              Registration Rights.

2.1           If Southwest determines to prepare and file a registration statement under the Securities Act (other than a registration on a Form S-8 or similar form, or a registration on a form that does not permit the inclusion of shares by its security holders), then Southwest must give written notice of its determination to all record Holders of Registrable Common (a “Participation Notice”) at least 30 days before filing that registration statement.  Upon the written request of a Holder of Registrable Common given within 15 days after receipt of a Participation Notice, Southwest will, except as provided in this Agreement, include in that registration statement all shares of Registrable Common for which a Holder requests registration.  If any registration under this Section 2.1 is underwritten in whole or in part, Southwest may require that the Registrable Common requested for inclusion in the registration statement under this Section 2.1 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.

2.2           Nothing in this Agreement prevents Southwest from, at any time, abandoning or delaying any registration Southwest initiates.  Southwest must bear all expenses related to the abandonment or delay of a registration.

2.3           If, in the judgment of Southwest’s managing underwriter of an underwritten registration, the inclusion of any or all of the Registrable Common requested for inclusion in the registration under this Section 2 would interfere with the successful marketing of the shares of Common Stock offered by Southwest or would negatively impact the trading market of the Common Stock, then the number of Registrable Common included in the registration under this Section 2 may be reduced pro rata (by number of shares) among the Holders and any other shareholder with pari passu registration rights requesting inclusion in the registration, or eliminated completely.

2.4           The right of any Holder to include Registrable Common in any underwritten registration under this Agreement is conditioned upon Holder’s full participation in the underwriting and the inclusion of Holder’s Registrable Common in the underwriting.  All Holders proposing to distribute their securities through the underwriting must (together with Southwest and any other selling shareholders) enter into an underwriting agreement in customary form with the underwriter or underwriters selected.

2.5           Southwest is not obligated to effect or take any action to effect, any registration under Section 2.1 more than 2 times.

2.6           Nothing in this Agreement restricts Southwest from, at any time, granting registration rights on the same or different terms to any other holder or acquirer of Southwest securities.

Section 3.              Registration Procedures.  Subject to the terms of this Agreement, if Southwest is required by the terms of this Agreement to include shares of Registrable Common in a registration under the Securities Act, Southwest will do the following:

3.1           Filing.  Prepare and file with the United States Securities and Exchange Commission (the “Commission”) a registration statement that includes the shares of Registrable Common to be included in the registration in accordance with Section 2, and use its commercially reasonable efforts to cause the registration statement to become and remain effective for a period as may be reasonably necessary to effect the sale of such securities, not to exceed 6 months;

3.2           Period of Effectiveness.  Prepare and file with the Commission any amendments to the registration statement or supplements to the prospectus in the registration statement that may be necessary to keep the registration statement effective for a period as may be reasonably necessary to effect the sale of the Registrable Common, not to exceed 6 months;

3.3           Copies.  Furnish to the Holders participating in the registration and to the underwriters of the securities being registered a reasonable number of copies of the registration statement, preliminary prospectus, formal prospectus and other documents as the Holders and underwriters may reasonably request in order to facilitate the public offering of the Regsitrable Common included in the registration;

3.4           Blue Sky.  Use its commercially reasonable efforts to register or qualify the Registrable Common covered by the registration statement under the state securities or blue sky laws of those jurisdictions that participating Holders reasonably request in writing within 20 days after the original filing of the registration statement, except that Southwest will not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;

3.5           Notification.  Notify the Holders participating in the registration, promptly after Southwest receives notice, of the time when the registration statement becomes effective or a supplement to any prospectus forming a part of the registration statement has been filed;

3.6           Amendment Notice.  Notify the Holders participating in the registration promptly of any request by the Commission for the amending or supplementing of the registration statement or prospectus or for additional information;

3.7           Update.  Prepare and promptly file with the Commission and promptly notify the Holders of the filing of any amendment or supplement to the registration statement or prospectus as necessary to correct any statements or omissions if, at the time when a prospectus relating to the securities is required to be delivered under the Securities Act, any event has occurred that causes the prospectus or any other prospectus then in effect to include an untrue statement of a material fact or omit to state any material fact necessary to make the statements in the prospectus, in light of the circumstances in which they were made, not misleading;

3.8           Stop Orders.  Advise the Holders participating in the registration, promptly after Southwest receives notice or otherwise becomes aware, of the issuance of any stop order by the Commission suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for that purpose.  Southwest must then promptly use its best efforts to prevent the issuance of any stop order or to obtain the withdrawal of any stop order that has been issued; and

3.9           Compliance Issues.  Southwest must provide to Holders participating in the registration a copy of any amendment or supplement at least 2 business days before filing.  Southwest must not file any amendment or supplement to the registration statement or prospectus to which a majority in interest of the Holders participating in the registration have reasonably objected on the grounds that the amendment or supplement does not comply in all material respects with the requirements of the Securities Act unless, in the opinion of counsel for Southwest, the filing of the amendment or supplement is reasonably necessary to protect Southwest from any liabilities under any applicable federal or state law and the filing will not violate applicable law.

Section 4.              Furnish Information.  It is a condition precedent to the obligations of Southwest to include any Holders shares of Registrable Common in a registration that the Holder must furnish to

Southwest any information regarding itself, the Registrable Common held by the Holder, and the intended method of disposition of the Registrable Common as required to effect the registration of the Holder’s Registrable Common.

Section 5.              Expenses.  With respect to the inclusion of Registrable Common in a registration as requested under Section 2.1 of this Agreement (except as otherwise provided in Section 2), Southwest will bear the following fees, costs and expenses: all registration, filing and NASD (or exchange) fees, printing expenses, fees and disbursements of counsel and accountants for Southwest, fees and disbursements of counsel for the underwriter or underwriters of the securities included in the registration (if Southwest or selling security Holders are required to bear these fees and disbursements), all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and the premiums and other costs of policies of insurance against liability (if any) arising out of the public offering.  All fees and disbursements of any legal counsel, accountants or advisors for the selling security Holders, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by the selling security Holders, and any other expenses incurred by the selling security Holders not expressly included above, must be borne by the selling security Holders.

Section 6.              Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

Section 7.              Indemnification.  In the event that any Registrable Common is included in a registration statement in accordance with Section 2 of this Agreement:

7.1            Indemnification by Company.  To the fullest extent permitted by law, Southwest will indemnify and hold harmless each Holder of Registrable Common that is included in a registration statement under the provisions of this Agreement, the Holder’s directors, officers, partners, shareholders and legal counsel and any underwriter (as defined in the Securities Act) for the Holder and each Person, if any, who controls the Holder or the underwriter within the meaning of the Securities Act, from and against, and will reimburse the Holder and the underwriter and controlling Person with respect to, any and all loss, damage, claims or liability (collectively, “Losses”), joint or several, to which any of them may become subject under the Securities Act, state securities laws or otherwise, and Southwest will pay to each Holder, director, officer, partner, shareholder, legal counsel, underwriter or controlling person any legal or other costs or expenses reasonably incurred by that person in connection with investigating or defending any Loss, insofar as the Losses are caused by any untrue or alleged untrue statement of any material fact in the registration statement, any prospectus in the registration statement or any amendment or supplement to the registration statement, or arise out of or are based upon the omission or the alleged omission to state in the registration statement a material fact required to be stated in the registration statement or necessary to make the statements in the registration statement, in light of the circumstances in which they were made, not misleading; provided, however, that Southwest will not be liable to the extent that any Loss arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by the Holder, director, officer, partner, shareholder, legal counsel, underwriter or controlling Person; provided further, however, that the indemnity agreement in this Section 7.1 will not apply to amounts paid in settlement of any Loss if the settlement is effected without the consent of Southwest, which consent Southwest will not withhold unreasonably.  With respect to any preliminary prospectus, the foregoing indemnity obligation will not inure to the benefit of any Holder on account of any Loss whatsoever arising from the sale of any Registrable Common by the Holder to any person if (A) a copy of the prospectus (as amended or supplemented if amendments or supplements have been furnished to the Holder before the confirmation of the sale involved) was not sent or given by or on behalf of the Holder to that person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or omission of a material fact in the preliminary prospectus from which the Loss arose was corrected in the prospectus (as amended or supplemented if the amendments or supplements have been furnished as aforesaid).

7.2           Indemnification by Holders.  Each Holder of Registrable Common that is included in a registration statement under the provisions of this Agreement will indemnify and hold harmless Southwest, its directors and officers, each Person, if any, who controls Southwest within the meaning of the Securities Act, any other Holder selling securities under the registration statement, any controlling Person of any selling Holder, any underwriter and any controlling Person of any underwriter (each, an “Indemnitee”) from and against, and will reimburse any Indemnitee with respect to, any and all Losses to which Indemnitee may become subject under the Securities Act, state securities laws or otherwise, and the Holder will pay to each Indemnitee any legal or other costs or expenses reasonably incurred by that person in connection with investigating or defending any Losses, insofar as the Losses are caused by any untrue or alleged untrue statement of any material fact in the registration statement, any prospectus in the registration statement or any amendment or supplement to the registration statement, or arise out of or are based upon the omission or the alleged omission to state in the registration statement, prospectus, amendment or supplement a material fact required to be stated in the registration statement, prospectus, amendment or supplement or necessary to make the statements in the registration statement, prospectus, amendment or supplement, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing by the Holder to Southwest specifically for use in the preparation of the registration statement, prospectus, amendment or supplement, and provided, however, that the indemnity agreement in this Section 7.2 does not apply to amounts paid in settlement of any Loss if the settlement is effected without the consent of the indemnifying Holder, which consent the indemnifying Holder must not withhold unreasonably.  With respect to any preliminary prospectus, the foregoing indemnity obligation will not inure to the benefit of Southwest on account of any Loss arising from the sale of any Registrable Common by a Holder to any person if (A) a copy of the prospectus (as amended or supplemented if the amendments or supplements are furnished to a Holder before the confirmation of the sale involved) was not sent or given by or on behalf of a Holder to the person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the indemnifying Holder corrected the untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the prospectus (as amended or supplemented if the amendments or supplements were furnished as aforesaid).  The indemnification obligations of each Holder under this Section 7.2 are limited to an amount equal to the net proceeds received by each Holder of Registrable Common sold as contemplated in this Agreement.

7.3           Indemnification Procedures.  Promptly after receipt by a party entitled to indemnification under this Section 7 (each, an “Indemnified Party”) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, the Indemnified Party will, if a claim is to be made against the party obligated to provide indemnification under this Section 7 (each, an “Indemnifying Party”), promptly notify the Indemnifying Party of the commencement of the action.  The failure to provide such notice will not relieve the Indemnifying Party from any liability under this Agreement, except to the extent that the delay in giving, or failing to give, notice has a material adverse effect upon the ability of the Indemnifying Party to defend against the claim.  In case an action is brought against an Indemnified Party, the Indemnifying Party has the right to participate in and, at the Indemnifying Party’s option, to assume the defense of the action, singly or jointly with any other Indemnifying Party similarly notified, with counsel satisfactory to the Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there may be legal defenses available to any Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party will have the right to select counsel to participate in the defense of the action on behalf of the Indemnified Party at the expense of the Indemnifying Party; provided that if there is more than one Indemnified Party, the Indemnifying Party will be responsible for the expense of only one special counsel selected jointly by the Indemnified Parties.  After notice from an Indemnifying Party to any Indemnified Party of the Indemnifying Party’s election to assume the defense of the action, the Indemnifying Party will not be liable to the Indemnified Party under this Section 7 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense of the action other than reasonable costs of investigation, unless (i) the Indemnified Party employed separate counsel in accordance with the proviso of the preceding sentence, or (ii) the Indemnifying Party does not employ counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party.

Section 8.              Exceptions to and Termination of Registration Obligations.  Southwest is not obligated to honor a request under Section 2 to include Registrable Common in a registration statement if the Registrable Common is otherwise eligible for immediate sale by the Holder under Rule 144.  This Agreement, and the registration rights stated in this Agreement, terminate on the earlier to occur of (a) 2 years after the date of this Agreement or (b) at any time after the date of this Agreement that all Holders are able to sell their entire holdings during any 90 day period under Rule 144(k).

Section 9.              Cooperation.  Any Holder whose Registrable Common are to be included in a registration statement filed by Southwest agrees to cooperate with all reasonable requests by Southwest necessary to effectuate the purposes of this Agreement, including by timely providing Southwest with all information necessary to file a registration statement.

Section 10.            “Lock-Out” Agreement.  Each Holder hereby agrees that, for a period of 180 days after the effective date of any registration statement for Southwest securities (the “Lock-Out Period”), Holder will not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of Southwest held by Holder, directly or indirectly, whether through trade in the public securities markets, OTCBB or private transactions or through any other means, except transfers to donees who agree to be similarly bound.  Each Holder acknowledges and agrees that Southwest may impose stop-transfer instructions during the Lock-Out Period with respect to the securities of each Holder subject to this restriction if necessary to enforce such restrictions.

Section 11.            Miscellaneous.

11.1         Waivers, Amendments and Approvals.  In each case in which the approval of the Holders is required by the terms of this Agreement, that requirement will be satisfied by a vote or the written action of Holders of at least a majority of the Registrable Common.  Any term or provision of this Agreement requiring performance by or binding upon Southwest or Holders may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Southwest and the Holders of at least a majority of the then outstanding Registrable Common.  Any amendment or waiver affected in accordance with this Section shall be binding upon the Holders (including permitted assigns under Section 11.9 of this Agreement).  The waiver by a party of any breach of this Agreement or default in payment of any amount due under this Agreement or default in the performance of this Agreement will not be deemed to constitute a waiver of any other default or succeeding breach or default.  Written notice of any waiver, consent or agreement of amendment, modification or supplement will be given to the record Holders of Registrable Common who did not give written consent to the waiver, consent, agreement or amendment.

11.2         Written Changes, Waivers, Etc.  Neither this Agreement nor any provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by Southwest and approved by the Holders as provided in Section 11.1.

11.3         Notices.  All notices, demands or other communications to be given or delivered under this Agreement must be in writing and will be deemed given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or transmitted by facsimile or electronic mail (with request for immediate confirmation of receipt in a manner customary for electronic mail and with physical delivery of the communication being made by one of the other means specified in this section promptly thereafter), as follows:

11.3.1                                          To a Holder, addressed to the Holder at the address(es) stated on Schedule 1.

11.3.2                                          To Southwest, to:

Southwest Casino Corporation

Attention:  Thomas E. Fox, President

2001 Killebrew Drive, Suite 350
Minneapolis, MN  55425

Facsimile:   952-853-9991

Telephone:  952-853-9990

Any party may change its address for such communications by giving notice of the change to the other parties in conformity with this Section.

11.4         Delays or Omissions.  Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement will impair that right, power or remedy nor will it be construed as a waiver of any breach or default, or an acquiescence to a breach or default, or of a similar breach of default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically stated in that writing.

11.5         Other Remedies.  Any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred by this Agreement or by law on that party, and the exercise of any one remedy will not preclude the exercise of any other.

11.6         Attorneys’ Fees.  If suit is brought to enforce or interpret any part of this Agreement, the prevailing party is entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).  The prevailing party is the party entitled to recover its costs of suit, regardless of whether the suit proceeds to final judgment.  A party not entitled to recover its costs is not entitled to recover attorneys’ fees.  No sum for attorneys’ fees will be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

11.7         Entire Agreement.  This Agreement, the schedules to this Agreement, the documents referenced in this Agreement and the exhibits to those documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

11.8         Severability.  If any provision of this Agreement or of any agreement entered into under this Agreement is determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into under this Agreement, will be given effect separately from the provision or provisions determined to be illegal or unenforceable and will not be affected by that determination.

11.9         Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of, and bind and are enforceable by, the respective heirs, successors and assigns of the parties to this Agreement; provided, however, that the rights of a Holder under this Agreement may be assigned only (a) to a partner or retired partner of the assigning Holder if that assigning Holder is a partnership or to any Affiliate of an assigning Holder which is also an accredited investor within the meaning of the Securities Act, (b) to any family member of, or trust for the benefit of, the assigning Holder, (c) to any affiliated entities of the assigning Holder if the affiliated entities are managed by the same manager or managing partner or management company, or managed by an entity controlling, controlled by or under common control with that manager, managing partner or management company, or (d) concurrent with the sale or transfer to an assignee of at least 25,000 shares (subject to adjustment for any stock dividend, stock split, subdivision, combination or other recapitalization of Southwest) of Registrable Common then held by the Holder.  No transfer of rights under this Agreement will be effective unless the transferee of such rights executes and agrees to be bound by the terms of this Agreement.  Any Holder making an assignment in connection with the sale or transfer of only a portion of its shares will retain its rights under this Agreement for the shares not sold or transferred.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Notwithstanding any provision contained elsewhere in this Agreement, upon the transfer of shares by any of the parties to this Agreement, no claims or causes of action arising out of or related to this Agreement existing as of the transfer date may be transferred to any respective heir, successor, assign or permitted transferee, provided that the transfer of shares will not be deemed a waiver by the transferring party of any claim or cause of action.  “Affiliate” means any Person which controls, is controlled by or is under common control with any other Person or Persons.  For the purposes of this definition, “control” has the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act.

11.10       Governing Law.  This Agreement is governed by and construed under the laws of the State of Minnesota.

11.11       Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile will have the same legal force and effect as original signatures.

Remainder of page intentionally blank.

Signatures on next page.

Signature Page for

Registration Rights Agreement

In witness of this Registration Rights Agreement, Southwest and Investor have executed this instrument as of the date first written above.

SOUTHWEST CASINO CORPORATION	INVESTOR:

By:	By:

Its:	Print Name:

Exhibit 10.1

PROMISSORY NOTE

(Commercial — Single Advance)

DATE AND PARTIES. The date of this Promissory Note (Note) is January 11,2008. The parties and their addresses are:

LENDER:

CROWN BANK
601 Marquette Avenue,
Ste 125 Minneapolis,
Minnesota 55402
Telephone: (612)
746-5050

B0RROWER:

SOUTHWEST CASINO & HOTEL
CORPORATION
a Minnesota Corporation
2001 KILLEBREW DRIVE SUITE
350 BLOOMINGTON Minnesota
55425

1. DEFINITIONS. As used in this Note. the terms have the following meanings:

A. Pronouns. The pronouns “1,” “me,” and “my” refer to each Borrower signing this Note, individually and together.  “You” and “Your” refer to the Lender.

B. Note. Note refers to this document. and any extensions, renewals. modifications and substitutions of this Note.

C. Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submined for this transaction such as applications. security agreements, disclosures or notes, and this Note.

D. Loan Documents. Loan Documents refer to all the documents executed as a pan of or in connection with the Loan.

E. Property. Property is any property, real. personal or intangible, that secures my performance of the obligations of this Loan.

F. Percent. Rates and rate change limitations are expressed as annualized percentages.

2. PROMISE TO PAY. For value received. I promise to pay you or your order, at your address, or at such other location as you may designate. the principal sum of $                     (Principal) plus interest from January 11, 2008 on the unpaid Principal balance until this Note matures or this obligation is accelerated.

3. INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 8.75 percent (Interest Rate) until January 12, 2008, after which time it may change as described in the Variable Rate subsection ..

A. Interest After Default. If you declare a default under the terms of the Loan, including for failure to pay in full at maturity, you may increase the Interest Rate otherwise payable as described in this section. In such event, interest will accrue on the unpaid Principal balance of this Note at a rate equal to the rate in effect prior to default, plus.2.000 percent. until paid in full.

B. Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me.

C. Statutory Authority. The amount assessed or collected on this Note is authorized by the Minnesota usury laws under Minn. Stat. § 47.59.

D. Accrual. Interest accrues using an Actual/360 days counting method.

E. Variable Rate. The Interest Rate may change during the term of this transaction.

(1) Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the base rate on corporate loans posted by at least 75% of the 30 largest·U.S. banks known as the Wall Street Journal U.S. Prime Rate.

The Current index is the most recent index figure available on each Change Date. You do not guaranty by selecting this index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. If this Index is no longer available, you will substitute a similar index. You will give me notice of your choice,

(2) Change Date. Each date on which the Interest Rate may change is called a Change Date. The Interest Rate may change January 12. 2008 and daily thereafter.

(3) Calculation Of Change. On each Change Date you will calculate the Interest Rate, which will be the Current Index plus 1.500 percent. The result of· this calculation will be rounded up to the nearest .001 percent. Subject to any limitations, –this will be the Interest Rate until the next Change Date. The new Interest Rate will become effective on each Change Date. The Interest Rate and other charges on this Note will never excaed the highest rate or charge allowed by law for this Note.

(4) Limitations. The lnterest Rate changes are subject to the following limitations:

(a) Lifetime. The Interest Rate will never be less than 7.000 percent.

(5) Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments will change.

4. ADDITIONAL CHARGES. As additional consideration, I agree to pay, or have paid, these additional fees and charges:

A. Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Note before the scheduled maturity date.

ORIGINATION FEE. A(n) ORIGINATION FEE fee of $         payable from separate funds on or before today’s date.

5. REMEDIAL CHARGES. In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.

A. Late Charge. If a payment is more than 10 days late, I will be charged 5.000 percent of the Unpaid Portion of Payment. I will pay this late charge promptly but only once for each late payment. This amount may then increase so as to always be the highest amount allowed by law under Minnesota Statutes § 47.59.

6. PAYMENT. I agree to pay this Note on demand, but if no demand is made, I agree to pay as follows: 12 INTEREST ONLY PAYMENTS BEGINNING FEBRUARY 11 2008 AND CONTINUING AT MONTHLY TIME INTERVALS THEREAFTER. BEGINNING ON FEBRUARY 11, 2009 THE PAYMENT METHOD WILL CHANGE TO PRINCIPAL PAYMENTS OF $                 PLUS ANY OUTSTANDING INTEREST PER MONTH UNTIL THE MATURITY DATE OF JAUARY 11,2010.

Payments will be rounded up to the nearest $.01. With the final payment I also agree to pay any additional fee or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to interest that is due then to principal that is due, and finally to any charges that I owe other than principal and interest. If you and I agree to a different application of payments, we will describe our agreement on this Note. You may change how payments are applied in your sole discretion without notice to me. The actual amount of my final payment will depend on my payment record.

7. PREPAYMENT. I may prepay this loan in full  or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

8. LOAN PURPOSE. The purpose of this loan is FUND BUSINESS INVESTMENTS.

9. DEFAULT. I understand that you may demand payment any time at your discretion. For example. you may demand payment in full If any of the following occur:

A. Payments. I fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Note or any other obligations I have with you.

C. Death or Incompetency. I die or am declared legally incompetent.

D. Business Termination. I merge, dissolve. reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

E. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Note.

F. Other Documents. A default occurs under the terms of any other Loan Document.

G. Other Agreements. I am in default on any other debt or agreement I have with you.

H. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

I. Judgment. I fail to satisfy or appeal any Judgment against me.

J. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

K. Name Change. I change my name or assume an additional name without notifying you before making such a change.

L. Property Tranfer. I transfer all or a substantial part of my money or property.

M. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

N. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

O. lnsecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Note or that the prospect for payment or performance of the Loan is impaired for any reason.

10. DUE ON SALE OR ENCUMBRANCE. You may, at your option, declare the entire balance of this Note to be due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property. This right is subject to the restrictions imposed by federal law (12 C.F.A. 591), as applicable.

11. WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A. Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note,

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions

(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B. No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

12. REMEDIES. After I default, you may at your option do anyone or more at the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of this Note immediately due.

B. Sources. You may use any and all remedies you have under State or federal law or in any loan Document

C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default

D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of this Note, and accrue interest at the highest post-maturity interest rate.

E. Attachment. You may attach or garnish my wages or earnings.

F. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of this Note against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. “Any amount due and payable under the terms of this Note” means the total amount to which you are entitled to demand payment under the terms of this Note at the time you set-offl.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay this Note, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set·oH.

G. Waiver. Except as otherwise required by law, by choosing anyone or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies. If the default continues or occurs again.

13. COLLECTION EXPENSES AND ATTORNEYS’ FEES. On or after Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note or any other Loan Document. Expenses include, but are not limited to, attorneys’ fees, court costs and other legal expenses. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest in effect as provided in the terms of this Note. All fees and expenses will be secured by the Property I have granted to you, jf any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys’ fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me ..

14. COMMISSIONS. I understand and agree that you or your affiliate I will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

15. WARRANTIES·AND REPRESENTATIONS I make to you the following warranties and representations which will continue as long as this Note is in effect.

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Note and the obligation evidenced by this Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my Property is subject.

C. Name and Place of Business. Other than previously disclosed in writing to you I -have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

16. APPLICABLE LAW This Note is governed by the laws of MinNesota, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are·preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction wiII be in Minnesota, unless otherwise required by law.

17. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the loan, will not affect my duty under the Loan and I will still be obligated·to pay·the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns,

18. AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note and the other loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

19. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

20. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

21. CREDIT INFORMATION. I agree to supply you with whatever information you reasonably request. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information,

22. ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expensss, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

23. SIGNATURES. By signing, I agree to the terms contained In this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:

Individually

SOUTHWEST CASINO & HOTEL CORPORATION

By
Authorized Signer

EXHIBIT 10.2

CONTRIBUTION AGREEMENT

Southwest Casino Corporation (“Southwest”) and each of the parties listed as a co-signer or guarantor on Exhibit 1 (the “Co-Signers”) enter into this Contribution Agreement (the “Agreement”) effective March 7, 2008. Each of the Co-Signers or guarantors is referred to individually as a “Co-Signer” and collectively as the “Co-Signers”.

BACKGROUND

A.            Under the terms of Subscription Agreements dated the same date as this Agreement, each of the Co-Signers has agreed to co-sign a promissory note (each, a “Note” and collectively, the “Notes”) or a guarantee (each a “Guarantee” and collectively the “Guarantees”) in favor of Crown Bank (the “Bank”).

B.            Southwest and the Co-Signers wish to enter into an arrangement under which Southwest agrees to repay certain amounts to Co-Signers and the Co-Signers agree to indemnify each other for any amounts paid by a Co-Signer under a Note or a Guarantee that exceeds that Co-Signer’s Pro Rata Portion of the Aggregate Contribution Amount (as those terms are defined in this Agreement).

AGREEMENT

In consideration of the above premises and the mutual covenants in this Agreement, the Co-Signers agree as follows:

Section 1.  Technical Default.  If any Co-Signer makes payment to the Bank based upon a technical default under a Note or Guarantee, Southwest agrees that it will repay to Co-Signer all amounts paid by Co-Signer to the Bank on the same terms and conditions as the terms of the Note issued by the Bank.  For purposes of this Agreement, a technical default means any default that results from any event or circumstance other than the failure or inability of Southwest to make a payment on a Note when due.

Section 2.  Contribution and Subrogation.  The Co-Signers agree that, to the extent that any Co-Signer (a “Claiming Co-Signer”) makes a payment as a co-signer of a promissory note or under a Guaranty (a “Claim”), the other Co-Signers will indemnify the Claiming Co-Signer for the total amount paid by the Claiming Co-Signer under a Note, a Guaranty, and to other Claiming Co-Signers under this Section 2, if applicable, that exceeds the Claiming Co-Signer’s Pro Rata Portion of the Aggregate Contribution Amount at the time of that Claim.  Except, that each Co-Signer’s obligation to indemnify a Claiming Co-Signer under this Section 2 will only arise to the extent that the total amount paid by that Co-Signer, whether under a Note, a Guaranty or to other Claiming Co-Signers under this Section 2, is less than that Co-Signer’s Pro Rata Portion of the Aggregate Contribution Amount at the time of such Claim.  For the purposes of this Agreement, (i) a Co-Signer’s “Pro Rata Portion” means the percentage determined by dividing the original principal amount of the promissory note or guaranty signed by a co-signer divided by the total principal amount of all Notes and Guarantees executed by the Co-Signers, and (ii) the “Aggregate Contribution Amount” means the aggregate amount paid by all of the Co-Signers under the Notes and Guaranties.

Any Co-Signer making a payment to a Claiming Co-Signer under this Section 2 will be subrogated to the rights of that Claiming Co-Signer to the extent of that payment.

Section 3.  Termination.  This Agreement will survive and be in full force and effect until all of the Notes and Guaranties are indefeasibly and forever fully released and discharged.

Section 4.  Miscellaneous.

4.1           Assignment; Successors and Assigns.  None of the Co-Signers can assign or otherwise transfer their rights and obligations under this Agreement, except with the prior written consent of all of the Co-Signers.  This Agreement binds each party to this Agreement and their respective heirs and permitted successors and assigns and inures to the benefit of the parties to this Agreement and their respective heirs and permitted successors and assigns.

4.2           Amendment.  This Agreement may not be deemed or construed to be modified or amended, in whole or part, other than by written amendment signed by all of the parties to this Agreement.

4.3           Severability.  If any term or provision of this Agreement is invalid or unenforceable, that term or provision will be deemed stricken from this Agreement.  The invalidity or unenforceability of any term or provision of this Agreement will not invalidate this Agreement, and the remaining terms and provisions of this Agreement will continue in full force and effect.

4.4           Waiver.  No failure by any party to take any action or assert any right under this Agreement will be deemed to be a waiver of any rights or remedies under this Agreement or at law.

4.5           Governing Law; Jurisdiction.  This Agreement must be construed, interpreted and governed according to the laws of the State of Minnesota.  Any litigation instigated in connection with this Agreement must be venued in either the District Courts of Hennepin County, Minnesota, or the United States District Court for the District of Minnesota, Fourth Division.

4.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

Remainder of Page Intentionally Blank.

Signatures on Next Page.

Signature Page for

Contribution Agreement

IN WITNESS WHEREOF, the parties to this Agreement have executed this instrument as of the day and year first above written.

CO-SIGNER:	CO-SIGNER:

Print Name:	Print Name:

CO-SIGNER:	CO-SIGNER:

Print Name:	Print Name:

CO-SIGNER:	CO-SIGNER:

Print Name:	Print Name:

CO-SIGNER:	CO-SIGNER:

Print Name:	Print Name:

CO-SIGNER:	CO-SIGNER:

Print Name:	Print Name:

CO-SIGNER:	CO-SIGNER: (GUARANTOR):

Print Name:	Print Name:	James B. Druck

CO-SIGNER: (GUARANTOR):		CO-SIGNER: (GUARANTOR):

Print Name:	Thomas E. Fox	Print Name:	Jeffrey S. Halpern

SOUTHWEST CASINO CORPORATION

By:

Its:

EXHIBIT 10.3

PLEDGE AGREEMENT

Southwest Casino Corporation (“Southwest”) and each of the parties listed as Co-Signers on Exhibit 1 (the “Co-Signers”) enter into this Pledge Agreement (the “Agreement”) effective March 7, 2008.  Each of the Co-Signers is referred to individually as a “Co-Signer” and collectively, the “Co-Signers”.

BACKGROUND

A.            Under the terms of Subscription Agreements among Southwest and the Co-Signers dated the same date as this Agreement (collectively, the “Subscription Agreements”), each of the Co-Signers have agreed to co-sign with Southwest a promissory note (each, a “Note” and collectively, the “Notes”) or to execute and deliver a guaranty (each, a “Guaranty” and collectively, the “Guaranties”) in favor of Crown Bank (the “Bank”).

B.            Southwest is the sole shareholder of Southwest Casino & Hotel Corp., a Minnesota corporation  (“Casino & Hotel”) and currently holds 1,000 shares of Casino & Hotel common stock (the “Shares”).

C.            In consideration of co-signing the Notes or entering into the Guaranties, Southwest has agreed to execute and deliver this Agreement to the Co-Signers.

AGREEMENT

In consideration of the accommodations made and to be made by the Co-Signers to Southwest, the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each of the parties to this Agreement acknowledges, Southwest and the Co-Signers agree as follows:

1.                                      THE PLEDGE

1.1           The Pledge.  Southwest pledges and grants to the Co-Signers, as agents for and on behalf of the Co-Signers, a first priority security interest (the “Pledge”) in the Shares (the “Collateral”), including:

a.                                       All securities, instruments, other investment property and other rights or interests of any kind or description, at any time issued or issuable as an addition to, in substitution or exchange for, or with respect to, the Shares, including, without limitation, any shares or other ownership interest issued as dividends or as the result of any reclassification, split-up or other reorganization;

b.                                      All cash, proceeds, dividends, interest or other property, paid, payable, received, receivable or otherwise distributed in respect of, in exchange for, or upon the sale or other disposition of the Shares; but before the occurrence of an Event of Default, not including any cash dividends or distributions payable with respect to the Membership Interest, which will remain the property of Southwest; and

c.                                       All records, books, ledgers, computer tapes or disks, printouts and other information in whatsoever form regarding the Shares.

1.2           Secured Obligations.  The Pledge granted in this Agreement is given to secure (i) all liabilities and obligations incurred by the Co-Signers under the Notes, (ii) all liabilities and obligations incurred by the Co-Signers under the Guarantees, and (iii) all amounts expended or incurred by the Co-

Signers in negotiating with the Company or Southwest in conjunction with Southwest’s obligations under this Agreement or in exercising any rights or remedies consequent upon any default under this Agreement, including, without limitation, UCC filing fees, court costs, and attorneys fees and expenses of counsel for the Co-Signers incurred in connection with the enforcement of this Agreement whether or not suit has been filed (all of which are referred to in this Agreement collectively as the “Secured Obligations”).

1.3           Limitations on Pledged Securities.  Southwest represents and warrants to Co-Signers that Southwest holds title to the shares of Southwest Casino and Hotel Corp. common stock free and clear of any liens, pledges or encumbrances, except liens in favor of the Co-Signers.  Provided, however, that Southwest Casino and Hotel Corp. owns a 50% membership interest in North Metro Harness Initiative, LLC (the “North Metro Interest”) and Southwest Casino and Hotel Corp.’s ownership of the North Metro Interest is subject to a prior pledge of the North Metro Interest to Black Diamond Commercial Finance, LLC (the “Black Diamond Pledge”).  Any attempt by Southwest Casino and Hotel Corp. or by Co-Signers to transfer the North Metro Interest is subordinate to the prior Black Diamond Pledge and cannot occur without the consent of Black Diamond Commercial Finance, LLC, which Black Diamond may withhold in its sole discretion.  The North Metro Interest is also subject to the terms of the North Metro Harness Initiative, LLC Member Control Agreement dated June 4, 2004 that further limits the ability of Southwest Casino and Hotel Corp. to dispose of the North Metro Interest.  In addition to the consent of Black Diamond Commercial Finance, LLC, Southwest Casino and Hotel Corp. or Co-Signers must obtain the consent of MTR-Harness, Inc., which also holds a 50% membership interest in North Metro an may also withhold its consent in its sole discretion, prior to any transfer of the North Metro Interest.

1.4           Proxies, Stock Powers, Other Endorsements.  After the occurrence of an Event of Default and upon demand of Co-Signers representing a majority of the total principal amount of the Notes and the Guarantees, Southwest will execute, assign and endorse to the Co-Signers all proxies, endorsements, applications, acceptances, powers, documents, instruments or other evidences of payment or writing constituting or relating to any of the Collateral.  All assignments and endorsements will be in form and substance reasonably satisfactory to the Co-Signers.

1.5           Duty of the Co-Signers.  The Co-Signers are not be obligated to take any action to exercise any rights, warrants or options with respect to the Collateral, to present any coupon(s) for payment, to effect redemption of, or to make any presentment, protest, notice of protest or to otherwise protect any optional right(s) on the Collateral.

1.6           Security Interest is Continuing.  Southwest agrees and acknowledges that the Pledge granted in this Agreement is a continuing security interest and must continue in full force and effect until all of the Secured Obligations are paid in full.  Except as expressly provided in this Agreement, the Co-Signers must release their interest in the Collateral only upon payment in full of all of the Secured Obligations and the indefeasible termination, release and discharge of the Guaranties; provided, however, that the Co-Signers will execute and deliver to Southwest the proper instruments (including UCC termination statements) acknowledging the termination of this Agreement, and will duly assign, transfer and deliver to Southwest any Collateral that may be in the possession of the Co-Signers and has not been disposed of, applied or released.

1.7           Actions Not Affecting the Pledge.  The Co-Signers may (and each of the Co-Signers is authorized to make from time to time, without notice to anyone) without impairing or affecting the Pledge granted in this Agreement:

a.                                       Sell, pledge, surrender, compromise, settle, release, renew, extend, grant an indulgence, alter, substitute, change, modify, or otherwise dispose of any of the Secured Obligations or any contract evidencing the same or any part of the Secured Obligations or any security interest for the Secured Obligations;

b.                                      Accept additional security for or additional parties or other Co-Signers upon any of the Secured Obligations or release any portion of the Collateral or any maker, endorser, security or Co-Signer or other party liable on any portion of the Secured Obligations;

c.                                       Apply any and all payments a Co-Signer receives on account of the Secured Obligations and the proceeds of the Collateral or any other security for the Collateral against any item or items of the Secured Obligations as the Co-Signers, each in its sole discretion, may determine, whether the same is then due or not; and

d.                                      Settle or compromise any liability secured by this Agreement, any security for that liability or any liability (including any of those under this Agreement) incurred directly or indirectly in respect of the liability secured by this Agreement, and may subordinate the payment of all or part of that liability to the payment of any liability of Southwest to creditors of Southwest, other than the Co-Signers.

2.                                      WARRANTIES AND REPRESENTATIONS OF SOUTHWEST

2.1           Power and Authority.  Southwest has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

2.2           Enforceability.  This Agreement is the legal, valid and binding obligation of Southwest, enforceable against Southwest according to its terms, subject only to bankruptcy, insolvency, moratorium, reorganization or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to applicable equitable principles.

2.3           Title to the Collateral.  Southwest warrants and represents to the Co-Signers that it holds title to the Collateral free and clear of any liens, pledges or encumbrances, except liens or encumbrances in favor of the Co-Signers, and no financing statement or registration of pledge covering all or any part of the Collateral is on file in any public office or private office, except those in favor of the Co-Signers.

3.                                      EVENTS OF DEFAULT AND REMEDIES

3.1           Events of Default.  An “Event of Default” will occur if the Bank requires and any co-signer makes any payment on a Note or the Bank calls all or any portion of any Guaranty given by any of the Co-Signers and Southwest is unable to reimburse the amount paid by the Co-Signer or Co-Signers within 30 days.  After occurrence of an Event of Default and upon written demand from Co-Signers representing a majority in interest of the total amount co-signed or guaranteed, Southwest will assign to the Co-Signers, that portion of the Collateral reasonably determined by Co-Signer to be of value necessary to repay to Co-Signer any amounts paid by Co-Signer in connection with the Event of Default.  Southwest and Co-Signer agree that the intent of this provision is to reimburse Co-Signer only for amounts actually paid in connection with an Event of Default.  For that reason, strict foreclosure in accordance with Section 9-620 of the Uniform Commercial Code (“UCC”) is not available to Co-Signers.  If Co-Signer disposes of the assigned Collateral in accordance with Section 3.2 of this Agreement within 90 days of its assignment to Co-Signer and does not receive sufficient value to repay to Co-Signer any amounts paid by Co-Signer in connection with the Event of Default, Co-Signer shall have the right to assignment of additional Collateral in accordance with the terms of this Agreement.

3.2           Co-Signer’s Right to Sell the Collateral.  Subject to the terms and conditions of the Black Diamond Pledge and the Member Control Agreement, upon the occurrence of an Event of Default and assignment of the Collateral, each Co-Signer:

a.                                       will be entitled to sell that portion of the Collateral reasonably necessary to repay to Co-Signer any amounts paid by Co-Signer in connection with the Event of Default.  The disposition of the Collateral after an Event of Default shall be by public proceedings under UCC 9-610, and not by private proceeding, unless consented to by Southwest in writing subsequent to an Event of Default; or

b.                                      may cause that portion of the Collateral assigned to that Co-Signer to be registered in the Co-Signer’s name and to receive all dividends, interest and other distributions on that portion of the Collateral and apply the same to the Secured Obligations as the Co-Signer deems appropriate.

3.3           Waiver of Redemption; No Liability for Value Decline.  Any and all sales of the Collateral held by the Co-Signers under Section 3.2 above will be free from any right of redemption, which Southwest expressly waives.  In addition, the Co-Signers will have no liability for any increase or decrease in the value of any of the Collateral at any time.

3.4           Application of Sales Proceeds.  The proceeds of the sale(s) of the Collateral under Section 3.2 above will be applied as follows:

a.                                       First, to the payment of all costs and expenses incurred by the Co-Signers under this Agreement, including all costs and expenses of collection, whether or not a suit has been filed, including, but not limited to, all sales commissions, brokers’ fees and attorneys’ fees;

b.                                      Second, to the satisfaction of the Secured Obligations;

c.                                       Third, to the payment of any other amounts required by applicable law; and

d.                                      Fourth, any balance then remaining will be paid to Southwest, unless it is the subject of tax lien or levy, attachment, restraining order, injunction or other such distraint.

3.5           Rights Cumulative.  All remedies of the Co-Signers under this Agreement are in addition to remedies afforded to the Co-Signers under any other document evidencing or securing any of the Secured Obligations or any other document or under law.  All remedies are cumulative and may be exercised by the Co-Signers concurrently or consecutively.  No failure or omission of the Co-Signers to exercise any right or remedy will constitute a waiver.

4.                                      MISCELLANEOUS

4.1           Agreement Binding.  This Agreement binds the successors and assigns of Southwest and the insolvency, bankruptcy, or release of any such party will not release or discharge any other borrower, pledgor, endorser, or Co-Signer from liability under this Agreement; provided, however, that the rights of Southwest under this Agreement may not be assigned without the prior written consent of the Co-Signers.

4.2           Severability.  If one or more provisions of this Agreement should be declared to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions in this Agreement will not in any way be affected or impaired.

4.3           Regarding the Secured Parties.  All actions taken by the Co-Signers under this Agreement will be taken only upon the mutual agreement of Co-Signers representing a majority of the total amount Guaranteed under the Subscription Agreements.

4.4           Attorney in Fact.  Effective upon the occurrence of an Event of Default, Southwest appoints the Co-Signers as Southwest’s attorney-in-fact for the purpose of carrying out the terms of this Agreement and taking any action and executing any instrument which it may deem advisable or necessary to accomplish the purposes of this Agreement, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, the Co-Signers have the right, power and authority to endorse and collect all checks and other orders for the payment of money made payable to Southwest representing any dividend, interest payment or other distribution in respect of the Collateral or any part of the Collateral.

4.5           Notices.  Any notice required under this Agreement will be deemed given on the third banking day after deposit in the U.S. Mail, proper postage prepaid addressed to Southwest and to the Co-Signers at the following addresses:

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Attn: Thomas E. Fox, President

The Co-Signers:

At the address listed on Exhibit 1 to this Agreement.

Any changes in a party’s address may be made by giving written notice to the other parties in accordance with this Section.

4.6           Governing Law; Jurisdiction.  This Agreement must be construed, interpreted and governed according to the laws of the State of Minnesota.  Southwest and each of the Co-Signers consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement, waive any argument that venue in such forums is not convenient and agree that any litigation instigated in connection with this Agreement must be venued in either the District Courts of Hennepin County, Minnesota, or the United States District Court for the District of Minnesota, Fourth Division.

4.7           Further Assurances.  Southwest agrees to do any further act and things, and to execute and deliver any additional conveyances, assignments, agreements and instruments, as the Co-Signers may at any time request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part of the Collateral or in order better to assure and confirm unto the Co-Signers its rights, powers and remedies under this Agreement.  Southwest consents and agrees that the issuers of or obligors in respect of the Collateral or any registrar or transfer agent or trustees for any of the Collateral are entitled to accept the provisions of this Agreement as conclusive evidence of the right of the Co-Signers to effect any transfer, notwithstanding any other notice or direction to the contrary given by Southwest or any other person to any issuers or obligors or to any registrar or transfer agent or trustees.

Signature Page for

Pledge Agreement

IN WITNESS WHEREOF, the parties to this Agreement have executed this instrument as of the day and year first above written.

SOUTHWEST CASINO CORPORATON	CO-SIGNER or GUARANTOR

By:

Its:	Print Name:

Exhibit 10.4

AMENDED AND RESTATED

PERSONAL GUARANTY

BY

TO

CROWN BANK

Dated:  March 7, 2008

PERSONAL GUARANTY

In consideration of and in order to induce Crown Bank, a Minnesota state banking corporation, with its banking house located in Minneapolis, Minnesota (the “Lender”), to extend financial accommodations to Southwest Casino and Hotel Corp., a Minnesota corporation, (the “Borrower”), pursuant to a series of promissory notes dated the same date as this Amended and Restated Guaranty and identified on Exhibit 1 to this Guaranty (the “Notes”) and that certain Line of Credit dated April 19, 2007 (the “Line of Credit”) all by and between the Lender and the Borrower, the undersigned (the “Guarantor”) hereby amends and restates the Amended and Restated Personal Guaranty between Lender and Borrow dated April 16, 2007 and hereby:

1.             Unconditionally and absolutely guarantees to the Lender the full and prompt payment, when due, whether at the maturity dates specified therein or theretofore upon acceleration of maturity pursuant to the provisions thereof, of principal, accrued interest and late charges, if any, on the Notes and the Line of Credit, and any and all renewals thereof including notes taken in substitution therefore (collectively referred to as the “Obligations”); together with the full and prompt payment of any and all costs and expenses of and incidental to the collection of the Obligations for the enforcement of this Guaranty, including, without limitation, reasonable attorneys’ fees.  All capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Notes or the Line of Credit.

2.             Agrees that the Lender may demand payment from the Guarantor of any installment (or portion thereof) of principal or interest on either the Notes or the Line of Credit, when due and unpaid, and the Guarantor shall immediately pay the same to the Lender, and the Lender may demand payment or performance of any or all of the other Obligations, when such payment or performance is due or required (subject to any applicable grace period), and the Guarantor shall immediately pay or perform the same, whether or not the Lender has (i) declared an Event of Default, or (ii) accelerated payment of the Notes or the Line of Credit, or (iii) commenced repossession of, or foreclosure of any security interest, mortgage or other lien in, any or all of the collateral securing the Notes or the Line of Credit, or (iv) otherwise exercised its rights and remedies under this Guaranty or under the Notes, the Line of Credit, the documents related thereto or applicable law.

3.             Waives (i) presentment, demand, notice of nonpayment, protest and notice of protest and dishonor on the Obligations; (ii) notice of acceptance of this Guaranty by the Lender; and (iii) notice of the creation or incurrence of the Obligations by the Borrower.

4.             Agrees that the Lender may from time to time, without notice to the Guarantor, which notice is hereby waived by the Guarantor, extend, modify, renew or compromise the Obligations, in whole or in part, without releasing, extinguishing or affecting in any manner whatsoever the liability of the Guarantor hereunder, the foregoing acts being hereby consented to by the Guarantor.

5.             Agrees that the Lender shall not be required to first resort for payment to the Borrower or any other person, corporation or entity, or their properties or estates, or any other right or remedy whatsoever, prior to enforcing this Guaranty.

6.             Agrees that this Guaranty shall be construed as a continuing, absolute, and unconditional guaranty without regard to (i) the validity, regularity or enforceability of the Obligations or the disaffirmance thereof in any insolvency or bankruptcy proceeding relating to the Borrower, or (ii) any event or any conduct or action of the Borrower or the Lender or any other party which might otherwise constitute a legal or equitable discharge of a surety or guarantor but for this provision.

7.             Agrees that this Guaranty shall remain in full force and effect and be binding upon the Guarantor until the Obligations are paid in full.

8.             Agrees that the Lender is expressly authorized to forward or deliver any or all collateral and security which may at any time be placed with it by the Borrower, the Guarantor or any other person, directly to the Borrower for collection and remittance or for credit, or to collect the same in any other manner and to renew, extend, compromise, exchange, release, surrender or modify the installments of, any or all of such collateral and security with or without consideration and without notice to the Guarantor and without in any manner affecting the absolute liability of the Guarantor hereunder; and that the liability of the Guarantor hereunder shall not be affected or impaired by any failure, neglect or omission on the part of the Lender to realize upon the Obligations, or upon any collateral or security therefor, nor by the taking by the Lender of any other guaranty or guaranties to secure the Obligations or any other indebtedness of the Borrower to the Lender, nor by the taking by the Lender of collateral or security of any kind nor by any act or failure to act whatsoever which, but for this provision, might or could in law or in equity act to release or reduce the Guarantor’s liability hereunder.

9.             Waives any right that the Guarantor may have to collect or seek to collect from the Borrower the claim, if any, by subrogation or otherwise, acquired by the Guarantor through payment of any part or all of the Obligations until the Obligations have been paid in full.

10.           Agrees that the liability of the Guarantor hereunder shall not be affected or impaired by the existence or creation from time to time, with or without notice to the Guarantor, which notice is hereby waived, of indebtedness from the Borrower to the Lender in addition to the indebtedness evidenced by the Notes and the Line of Credit; the creation or existence of such additional indebtedness being hereby consented to by the Guarantor.

11.           Agrees that the possession of this instrument of guaranty by the Lender shall be conclusive evidence of due execution and delivery hereof by the Guarantor.

12.           Agrees that this Guaranty shall be binding upon the legal representatives, successors and assigns of the Guarantor, and shall inure to the benefit of the Lender and its successors, assigns and legal representatives; that notwithstanding the foregoing, the Guarantor shall not have the right to assign or otherwise transfer his rights and obligations under this Guaranty to any third party without the prior written consent of the Lender; and that any such assignment or transfer shall not release or affect the liability of the Guarantor hereunder in any manner whatsoever.

13.           Agrees that the Guarantor may be joined in any action or proceeding commenced against the Borrower in connection with or based upon the Obligations and recovery may be had against the Guarantor in any such action or proceeding or in any independent action or proceeding

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against the Guarantor should the Borrower fail to duly and punctually pay any of the principal of or interest on the Obligations without any requirement that the Lender first assert, prosecute or exhaust any remedy or claim against the Borrower.

14.           Agrees that upon the occurrence at any time of an Event of Default, the Lender shall have the right to set off any and all amounts due hereunder by the Guarantor to the Lender against any indebtedness or obligation of the Lender to the Guarantor.

15.           Agrees that the Guarantor shall be liable to the Lender for any deficiency remaining after foreclosure of any mortgage in real estate or any security interest in personal property granted by the Borrower, the Guarantor or any third party to the Lender to secure repayment of the Obligations and the subsequent sale by the Lender of the property subject thereto to a third party (whether at a foreclosure sale or at a sale thereafter by the Lender in the event the Lender purchases said property at the foreclosure sale) notwithstanding any provision of applicable law which may prevent the Lender from obtaining a deficiency judgment against, or otherwise collecting a deficiency from, the Borrower including, without limitation, Minnesota Statutes Section 582.30.

16.           Agrees that this Guaranty shall be deemed a contract made under and pursuant to the laws of the State of Minnesota and shall be governed by and construed under the laws of such state without giving effect to the choice of law provisions thereof; and that, wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of the Guaranty.

17.           Agrees that no failure on the part of the Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as or constitute a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

18.           Waives any and all claims against the Lender and defenses to performance and payment hereunder relating in any way, directly or indirectly, to the performance of the Lender’s obligations or exercise of any of its rights under the Notes and the documents related thereto.

19.           Warrants and represents to the Lender as follows:

a.             Enforceability.  This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency or other similar laws affecting creditors’ rights generally).

b.             Litigation.  There is no action, suit or proceeding pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor which, if adversely determined, would have a Material Adverse Effect (as defined in the Credit Agreement) on the Guarantor, or which would question the validity of this Guaranty or any

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instrument, document or other agreement related hereto or required hereby, or impair the ability of the Guarantor to perform his obligations hereunder or thereunder.

c.             Default.  The Guarantor is not in default of a material provision under any material agreement, instrument, decree or order to which he is a party or by which he or his property is bound or affected.

d.             Consents.  To the Guarantor’s knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or any third party is required in connection with the execution and delivery of this Guaranty or any of the agreements or instruments herein mentioned to which the Guarantor is a party or the carrying out or performance of any of the transactions required or contemplated hereby or thereby or, if required, such consent, approval, order or authorization has been obtained or such registration, declaration or filing has been accomplished or such notice has been given prior to the date hereof.

e.             Taxes.  The Guarantor has filed all tax returns required to be filed and has paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings and has no information or knowledge of any objections to or claims for additional taxes in respect of federal income or excess profits tax returns for prior years.

20.           Agrees that the liability of the Guarantor and any other guarantor of the Obligations shall be joint and several.

21.           Agrees to deliver to the Lender financial information and related documents as set forth in Section 5.1 of the Credit Agreement with respect to the Guarantor.

22.           Agrees that (i) the Guarantor will indirectly benefit by and from the making of the loans by the Lender to the Borrower evidenced by the Notes and the Line of Credit; (ii) the Guarantor has received legal and adequate consideration for the execution of this Guaranty and has executed and delivered this Guaranty to the Lender in good faith in exchange for reasonably equivalent value (including, without limitation, receiving warrants issued by the Borrower in consideration and exchange for the execution of this Guaranty); (iii) the Guarantor is not presently insolvent and will not be rendered insolvent by virtue of the execution and delivery of this Guaranty; (iv) the Guarantor has not executed or delivered this Guaranty with actual intent to hinder, delay or defraud the Guarantor’s creditors; and (v) the Lender has agreed to make such loans in reliance upon this Guaranty.

23.           Agrees that if, at any time, all or any part of any payment previously applied by the Lender to any of the Obligations must be returned by the Lender for any reason, whether by court order, administrative order or settlement, the Guarantor shall remain liable for the full amount returned as if said amount had never been received by the Lender, notwithstanding any term of this Guaranty or the cancellation or return of any note or other agreement evidencing the Obligations.

24.           Irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Guaranty, the Notes and any

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instrument, agreement or document related thereto; agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court; irrevocably waives, to the fullest extent he may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding; irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt requested, of copies of such process to the Guarantor’s last known address; and agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this paragraph shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against the Guarantor or his property in the courts of any other jurisdiction to the extent permitted by law.

25.           THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS GUARANTY.

26.           Notwithstanding the aggregate amount of the Obligations which may from time to time be outstanding, the Guarantor’s liability hereunder with respect to the Promissory Notes and the Line of Credit shall be limited to an aggregate of $250,000.00 plus all attorney’s fees, collection costs and enforcement expenses incurred in connection with the enforcement of this Guaranty.  The Obligations may be created and continued in any amount without affecting or impairing the Guarantor’s liability hereunder, and the Lender may apply any sums received by or available to the Lender on account of the Obligations from the Borrower or any other person (except the Guarantor) from their properties, out of any collateral security, or from any other source, to the Obligations in any manner as the Lender may determine in its sole discretion, and such payment, allowance or application shall not reduce, affect, or impair the Guarantor’s liability hereunder.  Any payment made by the Guarantor under this Guaranty shall be applied by the Lender to the Obligations in the Lender’s sole discretion.

Remainder of Page Intentionally Blank

Signatures on Next Page

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Signature Page for

Personal Guarantee

Dated as of this 7th day of March 2008.

STATE OF MINNESOTA	)
) ss
COUNTY OF	)

The foregoing instrument was acknowledged before me this            day of January 2008, by                           , a                           individual.

Notary Public